Mail Stop 3561
								March 23, 2006

Mr. Glen R. Jennings
Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, KY 40391

Re:	Delta Natural Gas Company, Inc.
Form 10-K for the fiscal year ended June 30, 2005
Filed September 2, 2005
File No. 000-08788

Form 10-Q for the quarter ended September 30, 2005
Filed November 8, 2005
File No. 000-08788

Dear Mr. Jennings:

We have completed our review of your Forms 10-K, 10-Q and related filings and have no further comments at this time.

		Sincerely,



		James Allegretto
		Senior Assistant Chief Accountant

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Mr. Glen R. Jennings, President
Delta Natural Gas Company, Inc.
March 9, 2006
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